Exhibit 99.1

Trade Street Residential Announces Management Transition

Company Release - 02/24/2014 07:00

- Richard Ross Named Interim Chief Executive Officer -
- Ryan Hanks Named Interim Chief Operating Officer -

AVENTURA, Fla., Feb. 24, 2014 (GLOBE NEWSWIRE) — Trade Street Residential, Inc. (Nasdaq:TSRE) ("Trade Street" or the "Company"), a fully integrated owner and operator of high-quality apartment communities located primarily in the southeastern United States, today announced that Richard Ross, currently the Company's chief financial officer, has been appointed by the Company's board of directors as interim chief executive officer. Mr. Ross replaces Michael D. Baumann, who has decided to step down as the Company's chief executive officer and as a Company director. In connection with the appointment of Mr. Ross as interim chief executive officer, Ryan Hanks, the Company's chief investment officer, has been appointed as interim chief operating officer.

Mack Pridgen, chairman of the Company's audit committee and its lead independent director, has been appointed as Chairman of the Company's board of directors.  The Company's board of directors will actively oversee the management transition and lead the search for a permanent chief executive officer, which will begin immediately.

Mr. Pridgen commented on the management transition: "We are grateful for Mr. Baumann's loyalty to and stewardship of the Company and contributions he has made in the building of Trade Street and wish him well in his future endeavors. We are excited about our strategy and the future of our company. We have a young portfolio of upscale apartment communities in great markets, an active pipeline of attractive 'off market' acquisitions and a fully funded and restructured balance sheet poised for growth. We are also fortunate to have an energetic group of employees who are dedicated to creating value for our stakeholders."

"I have enjoyed working with an exceptional group of talented and special people, and I want to thank all of Trade Street's employees, leadership team and the board of directors for their support over the years.  I am confident that the company is well-positioned for the future and will succeed in its plans and continue to be a leading operator and acquirer of multi-family assets in the Southeast," Mr. Baumann said.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a fully-integrated, self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including the expected acquisition of the Avenues at Craig Ranch. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

CONTACT:	Investor Relations:
Stephen Swett
786-248-6099
ir@trade-street.com

Media Contact:
Jason Chudoba, ICR for Trade Street
646-277-1249
Jason.Chudoba@icrinc.com

Source: Trade Street Residential, Inc.